Exhibit 99.1

FAT Brands Inc. to Acquire Fazoli’s Restaurant Chain for $130 Million

Premium, Quick-Service Chain Marks FAT Brands’ Debut into Italian Dining Category

LOS ANGELES, November 2, 2021 – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) announced today that it has agreed to acquire Fazoli’s, an Italian chain known for its freshly prepared pasta, Submarinos® sandwiches and unlimited signature breadsticks, for $130 million from funds under management by Sentinel Capital Partners. This acquisition brings to FAT Brands the largest premium QSR Italian chain in the U.S., and will be funded with cash from the issuance of new notes from the Company’s securitization facilities. The transaction is expected to close by mid-December 2021.

The planned acquisition of Fazoli’s further speaks to FAT Brands’ recent diversification of their restaurant portfolio, making a foray into the Italian quick-service dining category. With over 200 stores currently open and a development pipeline of 100 units over the next several years, the purchase of Fazoli’s will increase FAT Brands’ footprint to 2,300 franchised and corporate-owned stores around the world, bringing 2022 expected systemwide sales at FAT Brands to more than $2.1 billion. The addition of Fazoli’s, including the new stores due to open and under development, is expected to increase the Company’s post-COVID normalized EBITDA by approximately $14.5 to $15 million in 2022.

“Fazoli’s has a great growth story, in particular, over the last year. They continue to surpass sales expectations across the board,” said FAT Brands CEO Andy Wiederhorn. “We have been eyeing this category for some time; however, we were waiting for the right brand – one that is high-growth, with almost all restaurants having drive-thru access, in addition to, the synergies that we will achieve adding Fazoli’s to our portfolio of brands. We look forward to building off of the success of Sentinel Capital Partners.”

“We have had an outstanding year and we couldn’t be more pleased to join forces with FAT Brands, a company that has the same growth-oriented mentality as us at Fazoli’s,” said Carl Howard, CEO of Fazoli’s. “From co-branding to virtual kitchens to menu development opportunities, we see great value in being a part of FAT Brands.”

For FAT Brands, Duff & Phelps Securities, LLC served as financial advisor and Foley & Lardner LLP acted as legal counsel. For Sentinel Capital Partners, North Point Mergers and Acquisitions Inc. served as financial advisor and Winthrop & Weinstine, P.A. acted as legal counsel.

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About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual, casual and polished casual dining restaurant concepts around the world. The Company currently owns 15 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 2,100 units worldwide. For more information on FAT Brands, please visit www.fatbrands.com.

About Fazoli’s

Founded in 1988 in Lexington, KY, Fazoli’s owns and operates nearly 220 restaurants in 28 states, making it the largest premium QSR Italian chain in America. Fazoli’s prides itself on serving premium quality Italian food, fast, fresh and friendly. Menu offerings include freshly prepared pasta entrees, Submarinos® sandwiches, salads, pizza and desserts – along with its unlimited signature breadsticks.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the ability of the Company to complete the acquisition of Fazoli’s and open new stores under development, the future financial performance and growth of the Company following the acquisition of Fazoli’s, including expectations of the Company’s EBITDA, unit volumes and system-wide sales following the acquisition, and the Company’s ability to conduct future accretive and successful acquisitions. Forward-looking statements reflect the Company’s expectations concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, the Company’s ability to successfully integrate and exploit the synergies of the acquisition of Fazoli’s, the Company’s ability to grow and expand revenues and earnings following the acquisition, and uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic. These risks, uncertainties and contingencies are difficult to predict and beyond our control, and could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

About Non-GAAP Projected Financial Measures

This press release includes projections of future EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA is defined as net income (loss), before interest expense, income tax expense (benefit), depreciation and amortization expense. EBITDA is not a measurement of the Company’s financial performance under GAAP, and should not be considered in isolation or as an alternative to net income (loss) as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. The Company believes that EBITDA is an important supplemental measure of its operating performance because it eliminates the impact of expenses that do not relate to business performance. The Company also believes that this non-GAAP measure is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and provide additional information regarding growth rates on a more comparable basis than would be provided without such adjustments.

The Company prepared the information included in this press release based upon available information and assumptions and estimates that it believes are reasonable. The Company cannot assure you that its estimates and assumptions will prove to be accurate. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP financial measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

MEDIA Contact:

Erin Mandzik, JConnelly

emandzik@jconnelly.com

862-246-9911

INVESTOR RELATIONS:

Lynne Collier, ICR
IR-FATBrands@icrinc.com
646-430-2216